Exhibit 10.1

Option No.:

TESARO, INC.

2015 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

TESARO, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $0.0001 (the “Common Stock”) to the individual named below.  The terms and conditions of the option are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2015 Non-Employee Director Stock Incentive Plan (as it may be amended from time to time, the “Plan”).

Grant Date:

Name of Participant:

Participant’s Employee Identification Number:

Number of Shares of Stock Covered by the Option:

Option Price per Share of Common Stock:	U.S. $ (At least 100% of Fair Market Value)

Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument

TESARO, INC.

2015 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Nonstatutory Stock Option

This Agreement evidences an award of an option exercisable for that number of shares of Common Stock set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, in the Plan, and on the cover sheet. This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Common Stock under this option vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service. You cannot vest in more than the number of shares covered by this option. No additional shares of Common Stock will vest after your Service has terminated for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death

If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares of Common Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship).

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•                  By check payable to the order of the Company.

•                  To the extent a public market for the Common Stock exists and to the extent the Company has established a broker assisted cashless exercise program, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Common Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

•                  By delivery of shares of Common Stock owned by you valued at Fair Market Value.

•                  By delivery of shares of Common Stock otherwise issuable to you upon exercise of this option, valued at Fair Market Value.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Notwithstanding these restrictions on transfer, the Compensation Committee of the Board of Directors (the “Committee”) may authorize, in its sole discretion, the transfer of a vested option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement give you the right to be retained or employed by the Company (or any of its Subsidiaries) in any capacity. The Company (and any Subsidiary) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Forfeiture of Rights

If you should take actions in competition with the Company or in violation or breach of, or in conflict with any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or an Affiliate, confidentiality obligation with respect to the Company or an Affiliate, Company or Affiliate policy or procedure, other agreement, or other obligation to the Company or an Affiliate, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Common Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest).

Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Subsidiaries is engaged during your employment or other relationship with the Company or its Subsidiaries or at the time of your termination of Service.

If it is ever determined by the Board of Directors (the “Board”) that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the options shall be immediately forfeited; provided, however, that if the option was exercised within two years prior to the Board determination, you shall be required to pay to the Company an amount equal to the aggregate value of the shares acquired upon such exercise at the date of the Board determination.

Clawback

This option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company or Affiliate “clawback” or recoupment policy or Applicable Laws that require the mandatory repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, stock exchange, stock dividend, or other similar change in capitalization or event, the number of shares covered by this option and the option price per share shall be adjusted pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of options. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the

Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

Other Agreements	You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such additional documents and agreements as the Company may require.

Code Section 409A

It is intended that this award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that the participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A as a result of any provision of any this Agreement, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.